1. Name and Address of Reporting Person
   Zminda, Margaret B.
   1613 Winding Drive
   North Wales, PA 19454
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   6/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Treasurer, Asst. Secretary, & Director, Investor Relations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       06/13/2001 M             1600        A      $50.0000                    D
Common Stock                       06/13/2001 S             -1600       D      $50.0000                    D
Common Stock                       06/14/2001 M             1400        A      $49.5650                    D
Common Stock                       06/14/2001 S             -1400       D      $49.5650   679              D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $32.9375                                             02/09/2010 Common                      509      D
Stock Options                                                                  Stock
Non Qualified  $49.2813                                             10/26/2008 Common                      230      D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      608      D
Stock Options                                                                  Stock
Incentive      $27      06/13/2001 M               1600  02/01/1997 01/31/2006 Common  1600     $27.0000            D
Stock Options                                                                  Stock
Incentive      $27      06/14/2001 M               1400  02/01/1997 01/31/2006 Common  1400     $27.0000   0        D
Stock Options                                                                  Stock
Incentive      $32.9375                                             02/09/2010 Common                      1991     D
Stock Options                                                                  Stock
Incentive      $33.9063                                             02/09/2007 Common                      3000     D
Stock Options                                                                  Stock
Incentive      $41.0938                                             02/01/2008 Common                      2000     D
Stock Options                                                                  Stock
Incentive      $49.2813                                             10/26/2008 Common                      4770     D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      1892     D
Stock Options                                                                  Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Margaret B. Zminda

DATE
06/27/2001